UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2006

WELLS FARGO & COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-02979	No. 41-0449260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 Montgomery Street, San Francisco, California 94163

(Address of principal executive offices) (Zip Code)

1-866-249-3302

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On June 3, 1998, Mark C. Oman, currently the Company’s Senior Executive Vice President, Home and Consumer Finance, entered into a Severance Agreement with the Company, which provides for certain payments to be paid to Mr. Oman if his employment is terminated or if his job duties or compensation and benefits are substantially reduced within three years following a change of control of the Company (as defined in the Severance Agreement). The Company and Mr. Oman have mutually agreed to cancel this Severance Agreement pursuant to a Cancellation Agreement effective as of November 28, 2006. Under the Cancellation Agreement, neither the Company nor Mr. Oman will have any further rights, obligations or liabilities to the other under the Severance Agreement. The Cancellation Agreement is filed as Exhibit 10 to this report and is incorporated herein by this reference.

On November 28, 2006, the Human Resources Committee of the Company’s Board of Directors terminated the Company’s Supplemental Long-Term Disability Plan, which extended disability coverage to Richard M. Kovacevich, the Company’s Chairman and Chief Executive Officer, for base salary in excess of $500,000, the maximum amount of covered compensation under the Company’s Long-Term Disability Plan.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective November 28, 2006, the Company’s Board of Directors amended the Company’s By-Laws to change the voting standards for director elections and certain other stockholder matters. The amendments are described below. The description is qualified in its entirety by reference to the By-Laws, which are filed as Exhibit 3 to this Form 8-K and incorporated by reference herein.

•	The standard for director elections was changed so that a nominee for director will be elected to the Board if the votes cast for the nominee exceed the votes cast against the nominee. However, directors will continue to be elected by a plurality of the votes cast if (i) the Secretary of the Company receives a notice that a stockholder has nominated a person for election to the Board in compliance with the advance notice and other requirements for stockholder nominations set forth in Section 3.11 of the By-Laws, and (ii) the nomination has not been withdrawn by the stockholder on or before the record date for the meeting. Refer to Section 3.6(b) of the By-Laws for more information.

•	The standard for stockholder matters other than director elections and By-Law amendments was changed so that the vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter will be the act of stockholders. Previously, all matters other than director elections were decided by the vote of a majority of the shares outstanding and entitled to vote on the matter. This standard has been retained for By-Law amendments and is now specifically set forth in Section 7.4. Refer to Sections 3.6(a), 3.6(c) and 7.4 of the By-Laws for more information.

Item 8.01. Other Events.

In connection with the By-Law amendment changing the standard for director elections as described in Item 5.03 above, the Board amended the Company’s Corporate Governance Guidelines to provide that:

•	The Board will nominate for election and appoint to Board vacancies only those candidates who have tendered or agreed to tender an advance, irrevocable resignation that would become effective upon the failure to receive the required vote for election and Board acceptance of the tendered resignation. A director who fails to receive the required number of votes for election and who has not already tendered the advance resignation described above is expected to tender, promptly following certification of the stockholder vote, his or her resignation from the Board, which resignation may be conditioned upon Board acceptance of the resignation.

•	The Governance and Nominating Committee of the Board will consider the tendered resignation of a director who fails to receive the required number of votes for election, as well as any other offer to resign that is conditioned upon Board acceptance, and recommend to the Board whether or not to accept such resignation. The Governance and Nominating Committee in deciding what action to recommend, and the Board in deciding what action to take, may consider any factors it deems relevant. The director whose resignation is under consideration will abstain from participating in any decision of the Governance and Nominating Committee or the Board regarding such resignation. If the Board does not accept the resignation, the director will continue to serve until his or her successor is elected and qualified. The Board will publicly disclose its decision regarding a resignation tendered by a director who fails to receive the required number of votes for election within 90 days after certification of the stockholder vote.

The foregoing description of the amendments to the Company’s Corporate Governance Guidelines is qualified in its entirety by reference to the guidelines, which are incorporated by reference herein and can be found at http://www.wellsfargo.com/about/corporate/corporate_governance.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3	By-Laws (as amended through November 28, 2006).

10	Cancellation Agreement, effective as of November 28, 2006, by and between Wells Fargo & Company and Mark C. Oman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: December 4, 2006	WELLS FARGO & COMPANY

	By:	/s/ Laurel A. Holschuh
Laurel A. Holschuh
Senior Vice President and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3	By-Laws (as amended through November 28, 2006).

10	Cancellation Agreement, effective as of November 28, 2006, by and between Wells Fargo & Company and Mark C. Oman.